EXHIBIT 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of /s/ Ross Miller	Document Number 20080373416-94
Ross Miller Secretary of State	Filing Date and Time 06/02/2008 2:52 PM
State of Nevada	Entity Number C8872-2002

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:

COMMUNITY BANCORP	FILE NO. C8872-2002

2. The articles have been amended as follows (provide article numbers, if available):

Articles Fourth of the Articles of Incorporation of Community Bancorp (the “Corporation”) is hereby amended in its entirety:
SEE ADDENDUM ATTACHED HERETO AND INCORPORATED HEREIN.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 6,060,832 of 10,263,309 or 59.05%

4. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):      /s/ Edward M. Jamison President and CEO
*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07

ADDENDUM TO CERTIFICATE OF AMENDMENT
COMMUNITY BANCORP
FOURTH. The Corporation shall have authority to issue seventy million (70,000,000) shares, divided into two classes, as follows: fifty million (50,000,000) shares of common stock having a par value of one-tenth of one cent ($0.001) per share (“Common Stock”); and twenty million (20,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (“Preferred Stock”).
The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors Resolution”).
Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Directors’ Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution or Resolutions.
The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.